Exhibit 99.1

Enova Announces Board of Directors Appointment and Planned Departures

CHICAGO, July 10, 2026 /PRNewswire/ -- Enova International (NYSE: ENVA) announced changes today to the Board of Directors.

Maria Veltre will join Enova's Board of Directors, effective immediately.

Veltre is an Operating Partner at Lightyear Capital and served as a Board Director for Allworth Financial, a Lightyear Fund V portfolio company. She previously served as US Head of Digital and Innovation at Santander US, as Chief Marketing Officer for Fifth Third Bank and for Citi's Small Business unit, and held senior marketing and digital roles at other financial institutions, including J.P. Morgan Chase. In 2019, she was named one of American Banker's Women to Watch. Veltre received a B.S. in Economics from the University of Pennsylvania's Wharton School and an M.B.A. from New York University's Stern School of Business.

“Maria has built an impressive career leading customer-centered businesses at some of the largest names in financial services. We are extremely pleased to welcome her to Enova's Board,” said David Fisher, Enova’s Executive Chairman of the Board. "Her experience and perspective will be invaluable as we continue our growth, seek to complete our announced acquisition of Grasshopper Bank and deliver value to our shareholders, our customers, our employees and the communities we serve."

At the same time, William M. Goodyear and Mark McGowan are retiring from the Board and have resigned from the Board as part of a planned Board transition. The resignations were not related to any disagreement with the Company.

"On behalf of the Board, I want to express our deepest gratitude to Bill and Mark for their many years of service. Their strategic guidance and stewardship have been instrumental to our success. Enova is stronger from their contributions as Board members over the years, and we wish them the very best," said Fisher.

About Enova

Enova International (NYSE: ENVA) is a leading online financial services company that serves small businesses and consumers who are underserved by traditional banks. For over 20 years, Enova has provided approximately $70 billion in loans and financing to nearly 15 million customers by offering a suite of market-leading products powered by the company's world-class analytics, machine learning algorithms and proprietary technology. You can learn more about the company and its portfolio of businesses at www.enova.com.

SOURCE Enova International, Inc.

For further information:

Public Relations Contact:

Erin Yeager

Email: media@enova.com

Investor Relations Contacts:

Lindsay Savarese

Office: 212-331-8417

Email: IR@enova.com